SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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SI-BONE, INC.

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INVITATION TO 2021 ANNUAL MEETING OF STOCKHOLDERS
DATE: Thursday, June 10, 2021
TIME: 8:00 a.m., local time

April 26, 2021

Dear Stockholders:

Please join me at the Annual Meeting of Stockholders of SI-BONE, Inc. on June 10, 2021. This year, we will be conducting a virtual annual meeting due to the continuing public health impact of coronavirus disease (COVID-19). You will not be able to attend the meeting in person, but we do encourage our stockholders participate in our annual meeting online by way of our live webcast as outlined in this proxy statement. At the annual meeting, we will ask you to:
1.    elect the Board of Directors’ three nominees, Helen Loh, Mika Nishimura and Keith C. Valentine, as directors serving in Class III of the Board of Directors of SI-BONE, each to serve until the next annual meeting in which directors in Class III shall be elected, or until a successor is duly elected and qualified;

2.    ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and

3.    conduct any other business properly brought before the meeting.

Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting by webcast, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.

Sincerely yours,

/s/ Laura Francis
Laura Francis
Chief Executive Officer

SI-BONE, INC.
471 El Camino Real, Suite 101
Santa Clara, California 95050
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 10, 2021
Dear Stockholder:
You are cordially invited to attend the virtual Annual Meeting of Stockholders of SI-BONE, Inc., a Delaware corporation. The meeting will be a completely virtual meeting of stockholders and will be held on Thursday, June 10, 2021 at 8:00 a.m. local time by live webcast as described in the proxy statement accompanying this notice. The Annual Meeting is being held for the following purposes:

1.    To elect the Board of Director’s three nominees for director to serve until the 2024 Annual Meeting of Stockholders or until their successors are elected and qualified.

2.    To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

3.    To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

You will be able to attend the virtual Annual Meeting and submit your questions and vote your shares online during the meeting by visiting www.virtualshareholdermeeting.com/SIBN2021 and using your 16-digit control number to enter the virtual Annual Meeting. If you determine to attend the Annual Meeting by webcast, you will only be able to participate by using your 16-digit control number provided on the proxy or information card to enter the Annual Meeting. Without your 16-digit control number, you will only be able to enter as a guest in listen-only mode and will not be able to vote. Therefore, it is important to retain a copy of your proxy or information card you receive to enable you to gain participation access to the virtual Annual Meeting.

The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/SIBN2021. Instructions on how stockholders of record can view the stockholder list during the Annual Meeting are posted at www.virtualshareholdermeeting.com/SIBN2021. The record date for the Annual Meeting is April 12, 2021.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Stockholders’ Meeting to Be Held on June 10, 2021 via live webcast at www.virtualshareholdermeeting.com/SIBN2021. You will need the 16-digit control number provided on the proxy or information card in order to gain access to the Annual Meeting by live webcast.
The proxy statement and annual report to stockholders
are available at www.proxyvote.com.

By Order of the Board of Directors

/s/ Michael A. Pisetsky
Michael A. Pisetsky
Secretary and Chief Legal Officer
Santa Clara, California
April 26, 2021

You are cordially invited to attend the meeting by live webcast as described in the proxy statement accompanying this notice. Whether or not you expect to attend the meeting, please vote as soon as possible. You may vote over the internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a completed, signed and dated proxy card or voting instruction card in the envelope provided with the proxy card or voting instruction card. Please note that any stockholder attending the virtual Annual Meeting may vote online during the meeting, even if the stockholder has already returned a proxy card or voting instruction card. Please see the instructions in the attached proxy statement and on your proxy card or voting instruction card.

SI-BONE, Inc.
471 El Camino Real, Suite 101
Santa Clara, California 95050

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2021

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2021

This proxy statement and our 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available on our website at https://investor.si-bone.com/financial-information/annual-reports and www.proxyvote.com. We intend to mail these proxy materials on or about April 30, 2021 to all stockholders of record entitled to vote at the annual meeting.

MEETING AGENDA

Proposal Number	Proposal	Vote Required for Approval
1	To elect the Board of Directors' three nominees for director to serve until the 2024 Annual Meeting of Stockholders or until their successors are elected and qualified.	The three nominees receiving the most “For” votes will be elected; withheld votes will have no effect
2
To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
“For” votes from the holders of a majority of shares present in person, via webcast or represented by proxy and entitled to vote on the matter

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because our Board of Directors (the “Board” or “Board of Directors”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the virtual annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the internet.
What is included in the proxy materials?
The proxy materials include:
•This proxy statement, which includes information regarding the proposals to be voted on at the Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;
•Our 2020 Annual Report to Stockholders, which is our Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and
•The proxy card or a voting instruction card for the Annual Meeting.

How do I attend the annual meeting?
The annual meeting will be held on Thursday, June 10, 2021 at 8:00 a.m. local time by live webcast. There will not be a physical meeting location and you will not be able to attend the meeting in person physically. We invite you to attend the annual meeting by live webcast. The live audio webcast will be held on Thursday, June 10, 2021, and will begin promptly at 8:00 a.m. local time. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting. We encourage our stockholders to access the meeting in advance of the designated start time to have ample time for check-in procedures. To attend the Annual Meeting virtually via the internet, please visit www.virtualshareholdermeeting.com/SIBN2021. To attend by live webcast you will need the 16-digit control number provided on the proxy or information card you receive in order to gain access to the annual meeting. Therefore, it is important to retain a copy of your proxy or information card you receive to enable you to gain access to the annual meeting. However, as noted above, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below to submit your proxy over the telephone or on the internet.
If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions during the Annual Meeting. See caption below titled “Attending the Annual Meeting as a Guest.”
Attending the Annual Meeting as a Guest
Guests may enter the Annual Meeting in “listen-only” mode by entering the Annual Meeting at www.virtualshareholdermeeting.com/SIBN2021 and entering the information requested in the “Guest Login” section. Guests will not have the ability to vote at the Annual Meeting.
Why is SI-BONE having a virtual Annual Meeting?
Due to the continuing concerns regarding the COVID-19 outbreak and to assist in protecting the health and well-being of our stockholders and employees, this year’s annual meeting of our stockholders of will be held virtually via the internet. Stockholders attending virtually via the internet will be able to listen and vote regardless of location via the internet at www.virtualshareholdermeeting.com/SIBN2021 by using the 16-digit control number included on your proxy card or information card and the instructions that accompanied your proxy materials.

Who can vote at the annual meeting?
Only stockholders of record and beneficial owners at the close of business on April 12, 2021 will be entitled to vote at the annual meeting. On this record date, there were 32,811,927 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 12, 2021, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote via webcast at the meeting or vote by proxy. Whether or not you plan to attend the meeting via webcast, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 12, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. Broadridge, the hosting service for the annual meeting, has advised us that even as a beneficial owner in street name, you will be able to vote your shares at the annual meeting using your 16-digit control number you can find on your voter information card. Beneficial owners who did not receive a 16-digit control number from their bank or brokerage firm who wish to attend the meeting should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most brokerage firms or banks allow a shareholder to obtain a legal proxy either online or by mail.
Who can ask questions at the Annual Meeting?
If you are attending the Annual Meeting as a stockholder of record or as a beneficial owner, questions can be submitted by accessing the meeting center at www.virtualshareholdermeeting.com/SIBN2021, entering your 16-digit control number and following the instructions. Instructions on how to ask questions and participate in the Annual Meeting are posted at www.virtualshareholdermeeting.com/SIBN2021. Guests will not have the ability to ask questions during the Annual Meeting.
List of Stockholders
A list of stockholders entitled to vote at the Annual Meeting will be available for examination for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters. Due to the COVID-19 pandemic, please email us at StockholderCommunications@si-bone.com to arrange a time to review. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/SIBN2021. Instructions on how stockholders of record can view the stockholder list during the Annual Meeting are posted at www.virtualshareholdermeeting.com/SIBN2021.
What am I voting on?
There are two matters scheduled for a vote:
•Election of three directors (Proposal No. 1); and
•Ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of SI-BONE for its fiscal year ending December 31, 2021 (Proposal No. 2).

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters, to the extent permitted under Rule 14a-4(c)(1) under the Exchange Act, in accordance with their best judgment.

How do I vote?
You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of SI-BONE for its fiscal year ending December 31, 2021, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote via webcast at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote via webcast even if you have already voted by proxy.
•To vote at the live webcast, follow the instructions at www.virtualshareholdermeeting.com/SIBN2021. You will need the 16-digit control number provided on the proxy card in order to gain access to the annual meeting via webcast.
•To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 9, 2021, to be counted.
•To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m. Eastern Time on June 9, 2021 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote at the live webcast, Broadridge, the hosting service for the annual meeting, has advised us that even as a beneficial owner in street name, you will be able to vote your shares at the annual meeting using your 16-digit control number you can find on your voter information card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 12, 2021.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or via webcast at the annual meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all of the nominees for director, and “For” the ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of SI-BONE for its fiscal year ending December 31, 2021. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1, the election of directors, is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on that proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to the attention of our Chief Legal Officer and Secretary at 471 El Camino Real, Suite 101, Santa Clara, California 95050.
•You may attend the annual meeting and vote via webcast. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent, or you may attend the virtual annual meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

When are Stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2021, to SI-BONE, Inc., Attn: Michael A. Pisetsky, Chief Legal Officer, 471 El Camino Real, Suite 101, Santa Clara, California 95050; provided, however, that if the 2022 annual meeting of stockholders is held before May 11, 2022 or after July 10, 2022, then your proposal must be submitted in writing a reasonable amount of time before the 2022 annual meeting of stockholders.
If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your proposal must be submitted in writing and received by our Secretary at our executive offices located at 471 El Camino Real, Suite 101, Santa Clara, California 95050, not later than the close of business on March 12, 2022, nor earlier than the close of business on February 10, 2022; provided, however, that in the event that the date of the annual meeting is held earlier than May 11, 2022, or held later than July 10, 2022, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.
Stockholders wishing to make stockholder proposals or nominations for directors should consult our bylaws, which contain additional requirements and information regarding these matters.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” votes “Withheld” and broker non-votes, and (b) with respect to the ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of SI-BONE for its fiscal year ending December 31, 2021, or any other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
Abstentions will be counted towards the vote total for Proposal No. 2, and will have the same effect as “Against” votes. As Proposal No. 2 is a “routine” matter we do not expect there to be any broker non-votes, but if there are broker non-votes, they will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	The three nominees receiving the most “For” votes will be elected; withheld votes will have no effect	Not applicable	No effect
2	Ratification of the selection of PricewaterhouseCoopers LLP as SI-BONE’s independent registered public accounting firm for the fiscal year ending December 31, 2021	“For” votes from the holders of a majority of shares present in person, via webcast or represented by proxy and entitled to vote on the matter	Against	No effect

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting via webcast or represented by proxy. On the record date, there were 32,811,927 shares outstanding and entitled to vote. Thus, the holders of 16,405,964 shares must be present via webcast or represented by proxy at the meeting to have a quorum.
If you are a stockholder of record your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote via webcast at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting via webcast or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Our Board of Directors currently consists of eleven members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board of Directors currently has eleven members. There are four directors in Class III, the class the term of which expires in 2021: Karen Licitra, Helen Loh, Mika Nishimura and Keith Valentine. Each is currently a member of our Board. Ms. Licitra has declined to stand for re-election and, accordingly, there are three nominees for election. In addition, Mark Foley, a director in the class the term of which will expire at our 2022 annual meeting of stockholders, has resigned from the Board of Directors effective at the close of the annual meeting. Accordingly, the size of the Board will be reduced to nine directors effective at the close of the annual meeting. If elected at the annual meeting, each of the three nominees would serve until the 2024 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. All of our then-continuing directors and the nominees attended our 2020 annual meeting of stockholders.
Ms. Loh and Ms. Nishimura were recommended for nomination to the Nominating and Corporate Governance Committee by members of our management team. Prior to our initial public offering of our common stock, our voting agreement and the related provisions of our amended and restated certificate of incorporation in effect prior to the initial public offering of our common stock governed the election of directors. Under the terms of this voting agreement, the stockholders party thereto agreed to vote their respective shares to elect our directors, which included Mr. Valentine. Upon the closing of our initial public offering, the provisions of this voting agreement terminated and our amended and restated certificate of incorporation was amended and restated to, among other things, remove the related voting provisions.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected.
The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2024 ANNUAL MEETING
Helen Loh, age 58, has served as a member of our Board of Directors since April, 2021. Since 2004, Ms. Loh has served as a marketing executive at Charles Schwab, most recently as Senior Vice President, Digital, Product & Client Marketing. From 1999 to 2004, Ms. Loh served as Vice President of Marketing and Product at seeUthere Technologies, an enterprise event management software company. Earlier in her career, Ms. Loh held marketing roles at SINA Corporation, MySoftware Company, and the Clorox Company. Ms. Loh began her career as a management consultant at Marakon, a global strategy consulting firm. Ms. Loh has served on the board of directors of the Charles Schwab Foundation since November 2014. Ms. Loh received a B.S. in Industrial Engineering from Stanford University, and a M.B.A. from Stanford Business School. We believe that Ms. Loh’s experience with digital and consumer marketing will enable her to make valuable contributions to our Board of Directors.

Mika Nishimura, age 57, has served as a member of our Board of Directors since March 2021. Since 2011, Ms. Nishimura has served as an Operational Partner with Gilde Healthcare Partners. Ms. Nishimura is an independent board member for MobileODT, a commercial-stage Israeli company and is also a board advisor to Tristel, plc, a UK-based company. From 2016 to April 2020, Ms. Nishimura was Vice President, Commercialization at nVision Medical Corporation, an early clinical-stage company focused on early detection of ovarian cancer acquired by Boston Scientific. From 2011 to 2015, Ms. Nishimura was Vice President, Commercial Development at Auxogyn, which was acquired by Progyny in 2015. Earlier in her career, Mika was Vice President, International Sales Operations and Marketing at ev3 Inc. Ms. Nishimura has a BA in Economics from Yale University and an MBA from Harvard Graduate School of Business Administration. We believe that Ms. Nishimura’s experience working for medical device companies across multiple phases of commercialization will enable her to make valuable contributions to our Board of Directors.
Keith C. Valentine, age 53, has served as a member of our Board of Directors since August 2015. Since June 2015, Mr. Valentine has also served as President, Chief Executive Officer and a member of the board of directors of SeaSpine Holdings Corporation, a global medical technology company. From January 2007 to January 2015, he served as President and Chief Operating Officer of NuVasive, Inc., a medical device company. From December 2004 to January 2007, he served as President of NuVasive. From January 2001 to December 2004, he held various senior executive roles in marketing, development and operations at NuVasive. Previously, Mr. Valentine served as Vice President of Marketing at ORATEC Interventions, Inc., a medical device company acquired by Smith & Nephew PLC, and spent eight years in various roles with Medtronic including Vice President of Marketing for the Thoracolumbar Division and Group Director for the BMP Biologics program, Interbody Sales Development, and International Sales and Marketing. Mr. Valentine received a B.B.A. in Management and Biomedical Sciences from Western Michigan University. We believe Mr. Valentine’s experience working for medical device companies and his knowledge of our company enable him to make valuable contributions to our Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING
Jeryl L. Hilleman, age 63, has served as a member of our Board of Directors since December 2019. Ms. Hilleman brings extensive experience in life sciences and served as a public company CFO for close to 20 years. Most recently, From June 2014 to November 2019, Ms. Hilleman served as the Chief Financial Officer for Intersect ENT, Inc., a publicly-traded commercial drug delivery company focusing on patients with ear, nose and throat conditions. From September 2013 to May 2014, Ms. Hilleman served as Chief Financial Officer and Secretary of Ocera Therapeutics, Inc., a biopharmaceutical company, where she was responsible for managing Ocera’s financial and accounting operations. From 2012 to 2013, Ms. Hilleman provided independent financial and strategic consulting for biotech and cleantech companies. From January 2008 to May 2012, she served as Chief Financial Officer of Amyris, Inc., a multinational, renewable products company based in California and Brazil, where she was responsible for managing Amyris’ financial and accounting operations. Since July 2018, Ms. Hilleman has served as a member of the board of directors and the Audit Committee of Minerva Neurosciences, Inc. and as a member of the board of directors and chair of the audit committee of NovoCure Limited. From January 2005, Ms. Hilleman served as a member of the board of directors of Xenoport, Inc., a biopharmaceutical company, until it was acquired in July 2016. Ms. Hilleman received a B.A. in History from Brown University and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe Ms. Hilleman’s financial experience, experience with medical device companies and her knowledge of our company enable her to make valuable contributions to our Board of Directors.
Timothy E. Davis, Jr., age 51, has served as a member of our Board of Directors since our inception in April 2008. Mr. Davis has served as President and Chief Executive Officer of Active Implants, LLC, a company that provides orthopedic implant solutions, since February 2017. From January 2014 through September 2015, Mr. Davis served as Chief Executive Officer of MicroPort Orthopedics, Inc., a multinational producer of orthopedic products, following the purchase of Wright Medical Group’s OrthoRecon Business in January 2014. From December 2006 to January 2014, Mr. Davis served in a number of executive positions for Wright Medical Technology, Inc., a subsidiary of Wright Medical Group, Inc., including President of the OrthoRecon business. From 2004 to 2006, Mr. Davis was a Partner with MB Venture Partners, LLC, a medical technology and life sciences venture capital firm. From 1997 to 2004, Mr. Davis held various positions, ultimately serving as Vice President, with Vector Fund Management, a healthcare and life sciences focused venture capital fund. Early in his career, Mr. Davis worked in the healthcare management consulting and pharmaceutical industries. Mr. Davis received a B.E. degree in Biomedical Engineering from Vanderbilt University and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Davis’ experience in the industry and his knowledge of our company enable him to make valuable contributions to our Board of Directors.
Laura A. Francis, age 54, has served as our Chief Executive Officer and as a member of our Board of Directors since April 2021. Previously, she served as our Chief Operating Officer from July 2019 to April 2021, and as our Chief Financial Officer from May 2015 to April 2021. Prior to joining us, Ms. Francis was the Chief Financial Officer for Auxogyn, Inc., a women’s health company, from December 2012 to September 2014. From September 2004 to December 2012, Ms. Francis served as Vice President of Finance, Chief Financial Officer and Treasurer for Promega Corporation, a life science reagent company. From March 2002 to September 2004, Ms. Francis served as the Chief Financial Officer of Bruker BioSciences Corporation, a public life science instrumentation company. From May 2001 to March 2002, Ms. Francis served as Chief Operating Officer and Chief Financial Officer of Nutra-Park Inc., an agricultural biotechnology company. From April 1999 to May 2001, Ms. Francis was Chief Financial Officer of Hypercosm, Inc., a software company. From October 1995 to April 1999, Ms. Francis was an engagement manager with McKinsey & Company, a consulting firm. Early in her career, Ms. Francis was an audit manager with Coopers & Lybrand, an accounting firm. Since January 2019, Ms. Francis has served as a member of the board of directors of ShockWave Medical, Inc, a medical device company. Ms. Francis received a B.B.A. from the University of Wisconsin and an M.B.A. from Stanford University. She is a Certified Public Accountant (inactive) in the State of California. We believe Ms. Francis’s experience in the industry, her role as our Chief Executive Officer, and her knowledge of our company enable her to make valuable contributions to our Board of Directors.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING
Jeffrey W. Dunn, age 66, has served as our Executive Chairman since April 2021, as Chairman of our Board of Directors since our inception in April 2008 until April 2021, and as our President and Chief Executive Officer from April 2008 until April 2021. Prior to joining us, Mr. Dunn served as Chief Executive Officer of INBONE Technologies, Inc., an ankle replacement and small bone fusion medical device company, from December 2006 to April 2008, until its sale to Wright Medical Technology, Inc. in April 2008. From August 2000 to June 2006, Mr. Dunn was the Chief Executive Officer of Active Decisions, Inc., a software as a service business, until its sale to Knova Software, Inc. From December 1999 to June 2000, Mr. Dunn was the Chief Executive Officer of Velogic, Inc., an internet performance testing software company, until its sale to Keynote Systems Inc. From June 1999 to December 1999, Mr. Dunn was the Chief Executive Officer of EnterpriseLink Inc., a provider of enterprise Internet enablement software, until its sale to Merant, Inc. From November 1994 to June 1998, Mr. Dunn was Chief Executive Officer of AccelGraphics Inc., a 3D graphics system supplier, until its sale to Evans and Sutherland Computer Corporation. As well, during his career, Mr. Dunn held executive positions with Evans and Sutherland, Cygnet Systems, Inc., Avnet, Inc. and Xerox Corporation. Mr. Dunn received a B.A. from Colgate University and an M.B.A. from Babson College. We believe Mr. Dunn’s experience in the industry, his prior role as our President and Chief Executive Officer, and his knowledge of our company enable him to make valuable contributions to our Board of Directors.
John G. Freund, M.D., age 67, has served as a member of our Board of Directors since January 2013. Dr. Freund founded Skyline Ventures, a venture capital firm, in October 1997 and has served as a Managing Director of Skyline since then. In 2016, Dr. Freund co-founded and was CEO of Arixa Pharmaceuticals, Inc. an antibiotic company, which was acquired by Pfizer in 2020. Prior to joining Skyline, Dr. Freund served as Managing Director in the private equity group of Chancellor Capital Management, a private capital investment firm. In November 1995, Dr. Freund co-founded Intuitive Surgical, Inc., a medical device company, and served on its board of directors until March 2000. From 1988 to 1994, he held various positions at Acuson Corporation, a maker of ultrasound equipment that is now part of Siemens, most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund was a general partner of Morgan Stanley Venture Partners from 1987 to 1988. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., an investment banking company, where he co-founded the Healthcare Group in the Corporate Finance Department in 1983. Dr. Freund has served on the board of directors of each of Collegium Pharmaceuticals, Inc., a biotechnology company, and Sutro Biopharma, Inc., a biotechnology company, since 2014. Dr. Freund also serves on the board of directors of six U.S. registered investment funds managed by affiliates of the Capital Group, Inc. He also previously served on the board of directors of a number of publicly traded companies, including Tetraphase Pharmaceuticals, Inc., a biopharmaceutical company, Map Pharmaceuticals, Inc., a biopharmaceutical company, MAKO Surgical Corp., a medical device company, Proteon Therapeutics, Inc., a biotechnology company, Concert Pharmaceuticals, Inc., a biopharmaceutical company and was Chairman of XenoPort, Inc., a biopharmaceutical company. Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative. Dr. Freund received a B.A. in History from Harvard College, an M.D. from Harvard Medical School, and an M.B.A. from Harvard Business School, where he was a Baker Scholar. We believe Dr. Freund’s experience with medical device companies, his role in the venture capital industry, and his knowledge of our company enable him to make valuable contributions to our Board of Directors.
Gregory K. Hinckley, age 73, has served as a member of our Board of Directors since January 2011. Mr. Hinckley served as President of Mentor Graphics Corporation, an electronic design automation company, from November 2000 until his retirement in July 2017, and served on the board of directors from January 1999 to June 2016. From January 1997 to November 2000, he served as Executive Vice President. He has also served as the Chief Financial Officer of Mentor Graphics, first from January 1997 to July 2007 and again from December 2008 to July 2017. Previously, he served on the board of directors of Super Micro Computer, Inc., a manufacturer of servers, from January 2009 to February 2015 and Intermec, Inc., a developer of automated identification and data collection solutions, from July 2004 to September 2013. From August 1992 to January 1997, Mr. Hinckley served as Senior Vice President, Finance of VLSI Technology, Inc., a designer and manufacturer of custom and semi-custom integrated circuits. From January 1989 to November 1991, he served as Senior Vice President and Chief Financial Officer of Crowley Maritime Corporation, a marine solutions, transportation, and logistics company. From February 1983 to January 1989, Mr. Hinckley served as Vice President and Chief Financial Officer, and since April 2017, Mr. Hinckley has served on the board of directors of Bio-Rad Laboratories, a manufacturer and supplier of products and systems for the life science research and healthcare markets. Previously, Mr. Hinckley held a number of senior officer positions with Raychem Corporation, a developer of products and services for the aerospace, automotive and telecommunications industries. Mr. Hinckley received a B.A. in Physics and Mathematics from Claremont McKenna College and was a Fulbright Scholar in applied mathematics at Nottingham University. He received an M.S. in Applied Physics from the University of California, San Diego and an M.B.A. from Harvard Business School. We believe Mr. Hinckley’s financial experience, his familiarity of serving on the boards of public companies, and his knowledge of our company enable him to make valuable contributions to our Board of Directors.
Each of our directors, other than Mr. Dunn and Ms. Francis, is independent as defined under the Nasdaq Global Market listing standards. See “Independence of the Board of Directors” immediately below.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
FAMILY RELATIONSHIPS
There are no family relationships among the directors and executive officers.
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Global Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with SI-BONE’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and SI-BONE, its senior management and its independent auditors, the Board has affirmatively determined that the following nine directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Davis, Mr. Foley, Dr. Freund, Ms. Hilleman, Mr. Hinckley, Ms. Licitra, Ms. Loh, Ms. Nishimura and Mr. Valentine. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Dunn and Ms. Francis had a material or other disqualifying relationship with SI-BONE and that each of these directors is “independent” as that term is defined under the rules of the Nasdaq Global Market. Mr. Dunn is not independent given his position as our former President and Chief Executive Officer, and Ms. Francis is not independent given her position as our Chief Executive Officer. Accordingly, a majority of our directors are independent, as required under applicable Nasdaq listing rules.
In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between SI-BONE and entities with which some of our directors are or have been affiliated.
BOARD SKILLS AND ATTRIBUTES
The following matrix provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business and industry. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

Knowledge, Skills, Experience
	Davis	Dunn	Foley	Francis	Freund	Hilleman	Hinckley	Licitra	Loh	Nishimura	Valentine
Public Company CEO/Exec Chair (last 5 years)		•	•	•							•
Public Company CFO				•		•	•
Public Company Board		•	•	•	•	•	•	•			•
Senior Executive Leadership	•	•	•	•	•	•	•	•	•	•	•
Financial Literacy/Expertise	•	•	•	•	•	•	•	•	•	•	•
Medical Device Industry Experience	•	•	•	•	•	•		•		•	•
Corporate Governance	•	•	•	•	•	•	•			•	•
Commercial	•	•	•					•		•	•
Digital Marketing; DTP/DTC Marketing			•						•	•	•
Reimburse-ment/Payors	•	•	•	•						•	•
Clinical/Medical	•	•	•							•	•
Regulatory	•		•								•
R&D	•		•								•
Business Development/M&A	•	•	•	•		•	•	•		•	•
Strategic Planning	•	•	•	•		•	•	•	•	•	•
Public Relations		•	•			•					•
International	•	•	•	•			•	•		•	•
Risk Management	•		•	•		•			•	•	•
Cybersecurity				•		•
Legal/Compliance/Risk Management	•	•		•		•	•			•
Human Resources	•	•	•	•		•	•			•	•
The following matrix provides race/ethnicity, as well as gender, of the members of our Board, as self-identified by members of the Board.

	Davis	Dunn	Foley	Francis	Freund	Hilleman	Hinckley	Licitra	Loh	Nishimura	Valentine
Race/Ethnicity
African American
Asian/Pacific Islander									•	•
White/Caucasian	•	•	•	•	•	•	•	•			•
Hispanic/Latino
Native American
Gender
Female				•		•		•	•	•
Male	•	•	•		•		•				•

BOARD LEADERSHIP STRUCTURE
We believe that having combined the positions of Chief Executive Officer and Chairman has helped to ensure that the Board and management act with a common purpose. However, with the transition of Mr. Dunn to Executive Chairman and assumption of the Chief Executive Officer role by Ms. Francis, we believe that the separation of these two roles will be most beneficial in furthering SI-BONE’s ability to develop and implement strategy. In particular, in making this determination, Mr. Dunn will continue to have the intimate knowledge of our operations, both historically and currently, which will enable him to continue to act as a bridge between management and the Board. Further, Mr. Dunn continuing as Executive Chairman will alleviate the need for Ms. Francis to take on the responsibilities of Chairman, enabling her to focus on her responsibilities in her new role as our Chief Executive Officer.
During the time that Mr. Dunn served as both our Chief Executive Officer and Chairman we had a Lead Independent Director, Mr. Davis, who served as our Lead Independent Director from June 2019 until Mr. Dunn ceased to be our Chief Executive Officer. As a result of separating the roles of Chief Executive Officer and Chairman, we no longer believe it is necessary to have, and no longer have, a Lead Independent Director. We believe as well that Mr. Dunn can effectively oversee and drive the activities of the Board, including:

•coordinate with the committee chairs regarding meeting agendas and informational requirements; and

•perform such other duties as may be necessary from time to time to ensure the effective functioning of the Board.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the key functions of our Board of Directors is informed oversight of our risk management process. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our Board administers its oversight function directly as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. For example, our Audit Committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters and cybersecurity; our Compensation Committee oversees the management of risks associated with our compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, director succession planning, and oversight of healthcare, regulatory, and fraud and abuse compliance.

MEETINGS OF THE BOARD OF DIRECTORS
Our Board of Directors met ten times during 2020. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
BOARD COMMITTEES AND MEETINGS
Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2020 for each of the Board committees (Mr. Dunn did not serve on any committees in 2020, and neither Mr. Dunn nor Ms. Francis has served on any committee to date):

Name	Audit	Compensation	Nominating and Corporate Governance
Timothy E. Davis	X	X*
Mark J. Foley		X
John G. Freund, M.D.			X
Jeryl L. Hilleman	X*
Gregory K. Hinckley	X
Karen A. Licitra		X
Keith C. Valentine			X*

Total meetings in fiscal 2020	6	8	4

*    Committee Chairperson

Ms. Nishimura joined our Board in March 2021 and will join the Compensation Committee in June 2021. Each of Ms. Francis and Ms. Loh joined our Board in April 2021 and Ms. Loh will join the Nominating and Corporate Governance Committee in June 2021. Also effective immediately following our annual meeting, Dr. Freund will cease to serve on the Nominating and Corporate Governance Committee and will join the Compensation Committee, and Ms. Hilleman will join the Nominating and Corporate Governance Committee.

Our Board has adopted a written charter for each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these charters are available to stockholders on SI-BONE’s website at www.si-bone.com.

Below is a description of each committee of the Board.
Audit Committee
Our Audit Committee consists of Mr. Davis, Mr. Hinckley, and Ms. Hilleman, each of whom satisfies the independence requirements under the Nasdaq Global Market listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our Audit Committee is Ms. Hilleman. Our Board has determined that each of Mr. Davis, Mr. Hinckley, and Ms. Hilleman are “audit committee financial experts” within the meaning of SEC regulations. Our Board has also determined that each member of our Audit Committee has the requisite financial expertise required under the applicable requirements of the Nasdaq Global Market. In arriving at this determination, the Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the Audit Committee is to discharge the responsibilities of our Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include, but are not limited to:

•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements; evaluating the qualifications, independence and performance of the independent registered public accounting firm;
•determining the scope of the annual audit and the audit fee;
•reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
•developing and overseeing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related party transactions; reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the annual audits of our financial statements;
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm; and
•reviewing, at least annually, the Audit Committee charter and the committee’s performance.
Our Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of SI-BONE’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
Report of the Audit Committee of the Board of Directors
Our Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of SI-BONE. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in SI-BONE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Jeryl L. Hilleman (Chairperson)
Gregory K. Hinckley
Timothy E. Davis
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of SI-BONE under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our Compensation Committee consists of Mr. Davis, Mr. Foley and Ms. Licitra, each of whom our Board has determined to be independent under the Nasdaq Global Market listing standards, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of our Compensation Committee is Mr. Davis. Dr. Freund and Ms. Nishimura will join the Compensation Committee in June 2021.

The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board to oversee our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;
•reviewing and recommending to our Board the compensation of our directors;
•reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers;
•administering our employee stock purchase and equity incentive plans;
•selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;
•reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management, as appropriate;
•reviewing and establishing general policies relating to compensation and benefits of our employees; and
•reviewing our overall compensation philosophy.
Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with the Chief Legal Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his or her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of SI-BONE. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of SI-BONE, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm with compensation expertise relating to technology and life science companies, as compensation consultants. The Compensation Committee requested that Compensia:
•evaluate the efficacy of SI-BONE’s existing compensation strategy and practices in supporting and reinforcing SI-BONE’s long-term strategic goals; and
•assist in refining SI-BONE’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the Compensation Committee requested Compensia to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia also conducted individual interviews with members of the Compensation Committee and senior management to learn more about SI-BONE’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which SI-BONE competes. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia, the Compensation Committee approved the recommendations of Compensia.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the fourth quarter of the preceding year and the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of SI-BONE’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the Board conducts the evaluation of his or her performance, which determines any adjustments to his or her compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Dr. Freund and Mr. Valentine. Following our 2021 annual stockholder meeting, Dr. Freund will cease to serve on our Nominating and Corporate Governance Committee, and Ms. Hilleman and Ms. Loh will join the committee. Our Board of Directors has determined Dr. Freund, Ms. Hilleman, Ms. Loh and Mr. Valentine each to be independent under the Nasdaq Global Market listing standards. The chairperson of our Nominating and Corporate Governance Committee is Mr. Valentine.
Specific responsibilities of our Nominating and Corporate Governance Committee include:
•identifying, evaluating, and selecting, or recommending that our Board approve, nominees for election to our Board;
•evaluating the performance of our Board and of individual directors;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting;
•reviewing management succession plans;
•developing and making recommendations to our Board regarding corporate governance guidelines and matters; and
•overseeing administration of our healthcare compliance program.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of SI-BONE, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of SI-BONE’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Potential director nominees are reviewed in the context of the current composition of the Board, the operating requirements of SI-BONE and the long-term interests of its stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and SI-BONE, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews these directors’ overall service to SI-BONE during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of potential director nominees, the Nominating and Corporate Governance Committee also determines whether the candidate is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential nominees, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the attention of the Nominating and Corporate Governance Committee and care of the Chief Legal Officer at the following address: 471 El Camino Real, Suite 101, Santa Clara, CA 95050 no earlier than 120 days prior to the anniversary date of the mailing of SI-BONE’s proxy statement for the last Annual Meeting of Stockholders and no later than the 90th day prior to the upcoming annual meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of SI-BONE’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Historically, we have not provided a formal process related to stockholder communications with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to our directors has been excellent. Stockholders may communicate with the Board or any of our directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: SI-BONE, Inc. Board Communication, 471 El Camino Real, Suite 101, Santa Clara, CA 95050. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the Chairman of the Board. The Chairman of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Chairman of the Board shall discard the communication.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted the SI-BONE, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on SI-BONE’s website at www.si-bone.com. If SI-BONE makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, SI-BONE will promptly disclose the nature of the amendment or waiver on its website.
We have a whistleblower hotline and website where people can report violations of the Code of Business Conduct and Ethics anonymously or by name; to date we have never had a complaint (other than test calls) come into the hotline.
CORPORATE GOVERNANCE GUIDELINES
In July 2018, the Board of Directors adopted, and in January 2021 revised, our Corporate Governance Guidelines to assure that the Board has the necessary authority and policies in place to review and evaluate SI-BONE’s business operations as needed and to make decisions that are independent of SI-BONE’s management. The guidelines are also intended to align the interests of directors and management with those of SI-BONE’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive
Officer performance evaluation and succession planning, board committees and compensation, board and committee self-assessments, and our prohibition on engaging in hedging, pledging or other inherently speculative transactions in our common stock. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.si-bone.com.
STOCK OWNERSHIP GUIDELINES
In December 2020, the Board of Directors adopted stock ownership guidelines applicable to each of our directors and executive officers. Pursuant to these guidelines, our Chief Executive Officer is expected to own shares of our common stock with a value of at least three times his or her annual base pay, each of our executive officers other than our Chief Executive Officer is expected to own shares of our common stock with a value of at least his or her annual base salary, and each of our directors is expected to own shares of our common stock with a value of at least three times our annual retainer for independent directors for service on the Board of Directors. The guidelines provide that the applicable person has five years from the later of the adoption of this policy and the time the person becomes subject to this policy to achieve their applicable stock ownership. Shares held by an individual include shares subject to restricted stock units less the number of shares that would need to be sold to cover minimum withholding taxes, and shares subject to vested stock options less the number of shares that would need to be sold to pay the exercise price of the stock options and to cover minimum withholding taxes.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as SI-BONE’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited SI-BONE’s financial statements since our inception in 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws or other governing documents nor law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as SI-BONE’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of SI-BONE and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to SI-BONE for the fiscal years ended December 31, 2020 and 2019 by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2020	2019
	(in thousands)
Audit Fees	$1,039	$785
Audit-related Fees	—	—
Tax Fees	111	98
All Other Fees	1	1
Total Fees	$1,151	$884

•Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, and other services normally provided by PricewaterhouseCoopers LLP in connection with regulatory filings.

•Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning.

•All Other Fees consist of fees for professional services other than the services reported above, including permissible consulting services.
All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by SI-BONE’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of SI-BONE’s common stock as of March 31, 2021, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of SI-BONE as a group; and (iv) all those known by SI-BONE to be beneficial owners of more than five percent of its common stock.
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, SI-BONE believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,808,534 shares outstanding on March 31, 2021, adjusted as required by rules promulgated by the SEC.

	Total Beneficial Ownership
Name of Beneficial Owner	Shares Owned	Right to Acquire Shares Within 60 days	Number of Shares	Percent of Total
Named Executive Officers and Directors:
Timothy E. Davis, Jr. (1)	6,426	71,138	77,564	*
Jeffrey W. Dunn(2)	108,918	722,577	831,495	2.5%
Mark J. Foley	—	16,762	16,762	*
John G. Freund, M.D.(3)	625,476	37,963	663,439	2.0%
Jeryl L. Hilleman	—	12,389	12,389	*
Gregory K. Hinckley(4)	129,361	24,996	154,357	*
Karen A. Licitra(5)	—	59,371	59,371	*
Keith C. Valentine(6)	31,374	37,963	69,337	*
Laura A. Francis(7)	62,185	146,419	208,604	*
Anthony J. Recupero(8)	15,938	185,730	201,668	*
All executive officers and directors as a group (11 persons)(9)	997,378	1,385,618	2,382,996	7.0%

5% Stockholders:
Blackrock, Inc.(10)	2,242,079	—	2,242,079	6.8%

*    Less than one percent.
(1)    The 71,138 shares Mr. Davis has the right to acquire within 60 days of March 31, 2021 include 3,085 shares that would be unvested as of such date.

(2)    The outstanding shares consist of 108,918 shares of common stock held by Jeffrey W. Dunn as Trustee of the Jeffrey W. Dunn Living Trust Dated May 17, 2012. The 722,577 shares Mr. Dunn has the right to acquire within 60 days of March 31, 2021 include 10,520 shares that would be unvested as of such date.

(3)    The outstanding shares include (i) 100,570 shares of common stock held by the John Freund Family Partnership IV, L.P. and (ii) 524,906 shares held by the Skyline Venture Partners V, L.P. Dr. Freund, a member of our Board, is Managing Director of Skyline Venture Partners V, L.P. and Managing Director of Skyline Venture Management V, LLC and has voting power over these shares. The 37,963 shares Dr. Freund has the right to acquire within 60 days of March 31, 2021 include 3,085 shares that would be unvested as of such date.

(4)    The outstanding shares consist of (i) 53,758 shares of common stock held by Mr. Hinckley and (ii) 75,603 shares of common stock held by Gregory K. Hinckley and Mary C. Hinckley as Community Property with the Right of Survivorship. The 24,996 shares Mr. Hinckley has the right to acquire within 60 days of March 31, 2021 include 3,085 shares that would be unvested as of such date.

(5)    The 59,371 shares Ms. Licitra has the right to acquire within 60 days of March 31, 2021 include 3,085 shares that would be unvested as of such date.

(6)    The 37,963 shares Mr. Valentine has the right to acquire within 60 days of March 31, 2021 include 3,085 shares that would be unvested as of such date.

(7)    The 146,419 shares Ms. Francis has the right to acquire within 60 days of March 31, 2021 include 3,220 shares that would be unvested as of such date.

(8)    The 185,730 shares Dr. Recupero has the right to acquire within 60 days of March 31, 2021 include 4,492 shares that would be unvested as of such date.

(9)    Consists of (i) 997,378 shares of outstanding common stock beneficially owned by our directors and Named Executive Officers as listed in the table and 17,700 shares of outstanding common stock beneficially owned by our other executive officer as of March 31, 2021 not listed in the table, and (ii) the right to acquire 1,385,618 shares of common stock within 60 days of March 31, 2021 by our directors and Named Executive Officers listed in the table and by our other executive officer; the number of shares our other executive officer has the right to acquire is 88,010 shares of common stock, of which 36,201 shares would be unvested as of such date.

(10)    Based on a Schedule 13G/A filed February 1, 2021, reporting beneficial ownership as of December 31, 2020. Blackrock, Inc. has sole voting power over 2,242,079 of these shares and sole dispositive power over all of these shares. The address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

MANAGEMENT
The following table sets forth certain information with respect to our executive officers as of April 20, 2021.

Name	Age	Position
Laura A. Francis	54	Chief Executive Officer
Anshul Maheshwari	41	Chief Financial Officer
Michael A. Pisetsky	43	SVP, Operations and Administration & Chief Legal Officer
Anthony J. Recupero	62	President, Commercial Operations
For Ms. Francis’s biography, see “Proposal No. 1 – Election of Directors” above.
Anshul Maheshwari has served as our Chief Financial Officer since April 2021. Prior to joining us, Mr. Maheshwari was Vice President of Finance, Head of Investor Relations and Treasurer at Varian Medical Systems, where he was responsible for and led finance transformation and built finance infrastructure to support growth for a leading, global cancer platform, from June 2018 to April 2021. In April 2013, Mr. Maheshwari joined Bechtel Corporation, the largest U.S.-headquartered engineering and construction company, initially as Manager of Investments and was promoted in June 2014 to Assistant Treasurer responsible for a centralized team managing banking and capital markets, investments, cash management and foreign exchange operations before departing Bechtel in June 2018. From December 2011 to March 2013, Mr. Maheshwari was Director of Corporate and Investment Banking for Bank of America Merrill Lynch. Mr. Maheshwari received his BCom from H.R. College of Commerce and his M.B.A. from Boston College, Carroll Graduate School of Management.
Michael A. Pisetsky has served as our General Counsel and Chief Compliance Officer since August 2016, and as our Senior Vice President of Operations and Administration and Chief Legal Officer since April 2021. Mr. Pisetsky joined us in March 2015 as our Director of Legal. From August 2011 to March 2015, Mr. Pisetsky practiced law privately advising a number of companies in the medical technology, healthcare services and real estate industries. From August 2008 to July 2011, Mr. Pisetsky practiced law in the Business Department at Cooley LLP in Palo Alto, California, representing a number of medical technology, biotech, healthcare services and general technology clients, from inception to public offering or sale. Mr. Pisetsky received his B.A. with Honors from Harvard College, and received his J.D. (magna cum laude) and M.B.A. concurrently from Duke University.
Anthony J. Recupero has served as our President, Commercial Operations since April 2021, and previously served as our Chief Commercial Officer since July 2016. Prior to joining us, Mr. Recupero was the President of Catalyst Performance Advisors, LLC, where he advised leading medical device companies on commercial strategy from June 2013 to July 2016. In July 2008, Mr. Recupero joined Baxano, Inc., a medical device company with minimally invasive products to treat degenerative conditions of the spine affecting the lumbar region, initially as Vice President of Sales and Marketing and was promoted in February 2009 to President and Chief Executive Officer until its acquisition by TranS1 in June 2013. From January 2005 to July 2008, Mr. Recupero was President of Recupero Consulting Group, LLC, where he advised leading medical device companies on commercial strategy. From October 1999 to December 2004, Mr. Recupero was the Vice President of Sales for Kyphon. Early in his career, Mr. Recupero progressed to senior sales management roles at United States Surgical Corporation and Sulzer Spine-Tech, Inc. Mr. Recupero received a B.A. in Communications from State University of New York at Albany.

EXECUTIVE COMPENSATION
OVERVIEW
Our compensation programs are designed to:
•Attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;
•Provide compensation packages to our executives that are competitive and reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and
•Focus on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
Our Compensation Committee is responsible for the executive compensation programs for our executive officers and reports to our Board of Directors on its discussions, decisions, and other actions. Our Chief Executive Officer makes recommendations for the respective executive officers that report to him or her to our Compensation Committee and typically attends Compensation Committee meetings. Our Chief Executive Officer makes such recommendations (other than with respect to himself or herself) regarding base salary, and short-term and long-term compensation, including equity incentives, for our executive officers based on our results, an executive officer's individual contribution toward these results, the executive officer's role and performance of his or her duties, and his or her achievement of individual goals. Our Compensation Committee then reviews the recommendations and other data, including various compensation survey data and publicly available data regarding compensation of executive officers of our peers, and makes decisions as to the target total direct compensation for each executive officer, including our Chief Executive Officer, as well as each individual compensation element. While our Chief Executive Officer typically attends meetings of the Compensation Committee, the Compensation Committee meets outside the presence of our Chief Executive Officer when discussing his or her compensation and when discussing certain other matters, as well.
Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies. In fiscal year 2020, the Compensation Committee continued to retain Compensia to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. The Compensation Committee engaged Compensia to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair. We do not believe the retention of, and the work performed by, Compensia creates any conflict of interest.
COMPENSATION AND GOVERNANCE PRACTICES AND POLICIES
We endeavor to maintain strong governance standards in our policies and practices related to executive compensation. Below is a summary of our key executive compensation and corporate governance practices.

	What We Do		What We Don’t Do
✓	Actively engage in year-round dialogue with our stockholders and incorporate feedback into our compensation programs	✗	No pension plans or Supplemental Executive Retirement Plans
✓	Significant portion of compensation for Named Executive Officers is at risk, based on both company performance (financial & stock price) and the individual’s performance	✗	No hedging or pledging of our securities
✓	Provide compensation mix that more heavily weights variable pay	✗	No excise tax gross-ups upon a change of control
✓	Stock ownership requirements apply to all Named Executive Officers and directors
✓	An independent compensation consultant advises the Compensation Committee
✓	Annually assess the risk-reward balance of our compensation programs in order to mitigate undue risks in our programs

PEER GROUP
The Compensation Committee reviews market data of companies that we believe are comparable to us. With Compensia’s assistance, the Compensation Committee developed a peer group for use when making its fiscal 2020 compensation decisions, which consisted of publicly traded healthcare equipment and technology companies headquartered in the U.S. that generally had revenue between 0.4x and 2.5x SI-BONE’s revenue and had a market capitalization between $200 million and $2 billion. The Compensation Committee referred to compensation data from this peer group and broader survey data (for similarly sized companies) when making fiscal 2020 base salary, cash bonus and equity award decisions for our executive officers. The following is a list of the public companies that composed our fiscal 2020 peer group:

Alphatec Holdings, Inc.	LeMaitre Vascular, Inc.
Apyx Medical Corporation	Misonix, Inc.
AxoGen, Inc.	Nevro Corp.
Cerus Corporation	Nuvectra Corporation
Cutera, Inc.	OrthoPediatrics Corp.
GenMark Diagnostics, Inc.	SeaSpine Holdings Corporation
Intersect ENT, Inc.	Zynex, Inc.
iRhythm Technologies, Inc.

SUMMARY COMPENSATION TABLE
The following table shows for the fiscal years ended 2020 and 2019, compensation awarded to or paid to, or earned by, our Chief Executive Officer and our other two most highly compensated executive officers as of December 31, 2020 (the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)	Total
Jeffrey W. Dunn(4)	2020	$555,000	$3,119,260	$—	$544,199		$22,034	$4,240,493
President and Chief Executive Officer	2019	$540,000	$1,498,200	$1,534,662	$329,365	(5)	$20,913	$3,923,140

Laura A. Francis(4)	2020	$386,250	$1,182,985	$—	$209,517		$22,087	$1,800,839
Chief Operating Officer and Chief Financial Officer	2019	$375,000	$892,000	$513,982	$138,633	(5)	$20,812	$1,940,427

Anthony J. Recupero	2020	$342,500	$1,187,110	$—	$224,029		$22,050	$1,775,689
Chief Commercial Officer	2019	$330,000	$433,400	$444,272	$120,731	(5)	$20,799	$1,349,202

(1)    Represents the aggregate grant date fair value of restricted stock units and option awards granted to the officer, computed in accordance with FASB ASC Topic 718. With respect to option awards, see Note 10 to our financial statements in our Annual Report on Form 10-K, filed with the SEC on March 10, 2021. The fair value of the restricted stock units is based on the market price of our common stock on the date of grant.

(2)     Represents payments upon the achievement of 2020 and 2019 corporate goals, as applicable, as well as individual objectives, which were paid in January 2021 and January 2020, respectively. Our corporate goals included revenue growth, cash flow, expense, profitability management, reimbursement progress and clinical milestones. We did not modify these goals during 2020, due to the extent of the ongoing uncertainty for our business related to COVID-19. However, in January 2021, in finalizing the revenue goal for 2020 bonus compensation, the Compensation Committee modified the metrics for the revenue goal, taking into account the unique and significant impact of COVID-19 on our revenue, as well as our management team’s effective response successfully navigating the pandemic, and our strong shareholder return during the year.

(3)    Amounts reported for 2020 include medical and life insurance premiums paid by us on behalf of our Named Executive Officers. Medical insurance premiums paid by us were approximately $22,000 for each Named Executive Officer.

(4)     Mr. Dunn became our Executive Chairman and ceased to be our President and Chief Executive Officer, and Ms. Francis became our Chief Executive Officer, in April 2021.

(5)    In the 2020 proxy statement, the 2019 incentive compensation had been reported as bonus compensation and has been recharacterized as non-equity incentive plan compensation as set forth above. Amounts are amounts earned for the respective years, regardless of when paid. The amount for 2019 has been adjusted from the amount reflected in the 2020 proxy statement as the amount for 2019 incentive compensation had inadvertently reflected the amount paid in 2019 rather than the amount earned in 2019.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020
The following table shows, certain information regarding outstanding equity awards at December 31, 2020, for our Named Executive Officers:

	Option Awards(1)					Stock Awards
	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Vested (#)	Number of Securities Underlying Unexercised Options Unvested (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)
Jeffrey W. Dunn	07/21/14	272,753	—	3.42	07/21/24	—	—
	04/15/15	101,440	—	4.32	05/25/25	—	—
	06/02/16	114,901	—	4.32	07/26/26	—	—
	09/06/17	102,590	23,670	4.68	03/01/27	—	—
	01/15/19	70,677	76,823	22.00	01/15/29	38,306	$1,145,349
	—	—	—	—	—	113,125	3,382,437
	—	—	—	—	—	4,500	134,550

Laura A. Francis	05/26/15	122,392	—	4.32	05/25/25	—	—
	09/06/17	4030	7,247	4.68	03/01/27	—	—
	01/15/19	23,671	25,729	22.00	01/15/29	12,825	$383,468
	—	—	—	—	—	13,750	411,125
	—	—	—	—	—	42,226	1,262,557
	—	—	—	—	—	3,375	100,913

Anthony J. Recupero	07/05/16	99,190	—	4.32	07/26/26	—	—
	09/06/17	43,833	10,110	4.68	03/01/27	—	—
	01/15/19	20,460	22,240	22.00	01/15/29	11,081	$331,322
	—	—	—	—	—	42,226	1,262,557
	—	—	—	—	—	3,750	112,125

(1)     Shares subject to the option vests in equal monthly installments over four years commencing on the vesting commencement date specified above, subject to the continued service with us through each relevant vesting date.

(2) The unvested shares subject to these options are subject to accelerated vesting in the event of a change of control of the company, in the case of Mr. Dunn, and termination of the award recipient’s employment in connection with a change of control of the company in the case of Ms. Francis and Mr. Recupero.

(3) For purposes of determining market value, we assumed a stock price of $29.90, the closing sale price per share of our common stock on December 31, 2020, the last business day of our last fiscal year.

NARRATIVE OF EXECUTIVE COMPENSATION
Base Salaries
For the year ended December 31, 2020, the annual base salaries for each of Messrs. Dunn and Recupero were $600,000 and $380,000, respectively. For the year ended December 31, 2020, the annual base salary for Ms. Francis was $420,000. In an effort to conserve cash during the COVID-19 pandemic, effective April 1, 2020 the base salaries of all executive officers were adjusted downwards to those effective during calendar year 2019. The adjusted base salaries for each of Messrs. Dunn and Recupero were $540,000 and $330,000, respectively, and the adjusted base salary for Ms. Francis was $375,000. In connection with these reductions in base salary, on March 26, 2020, each executive officer was granted an award of restricted stock units in an amount with a value approximately equal to the difference between the adjusted base salary and the full annual base salary for the period from April 1, 2020 through December 31, 2020. These restricted stock units vested in full on January 15, 2021.

Annual Bonuses
We maintain an annual bonus program that rewards each of our executive officers for our performance against business objectives. Our Board of Directors establishes performance goals for this program each year and then evaluates performance against these established goals to determine the amount of each award. This program is based on performance over a calendar year and pays out on or about January 31 of the following year, subject to the executive’s continued service through the payment date. All awards under this program are subject to the discretion of the Compensation Committee and the Board of Directors. For fiscal year 2020, the target annual bonuses for our Named Executive Officers were as follows: Mr. Dunn - 100% of base salary, Ms. Francis - 55% of base salary, and Mr. Recupero - 65% of base salary.
Equity Compensation
During the fiscal year ended December 31, 2020, we granted restricted stock units to each of our Named Executive Officers, as shown in more detail in the "Outstanding Equity Awards at Fiscal 2020 Year-End Table" above. We feel this equity mix effectively aligns Named Executive Officer compensation with shareholder returns while also achieving retention objectives. In addition, as discussed under “Base Salaries” above, we granted additional restricted stock units as a result of the reductions in base salaries.
401(K) PLAN
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. Currently, our 401(k) match is up to $1,000 per person per year (for all staff, including Named Executive Officers), and the individual must be on staff at the end of the year to receive the match. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.
EMERGING GROWTH COMPANY STATUS
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.
PENSION BENEFITS
Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2020.
NONQUALIFIED DEFERRED COMPENSATION
Our Named Executive Officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during 2020.
EMPLOYMENT SEVERANCE AND CHANGE IN CONTROL AGREEMENTS
SI-BONE, Inc. Severance Benefit Plan
On July 16, 2020, the Compensation Committee of our Board of Directors of SI-BONE, Inc. adopted the SI-BONE, Inc. Severance Benefit Plan (the “Severance Plan”), and form of Participation Agreement for use with the Severance Plan, pursuant to which participants in the Severance Plan, including our Named Executive Officers, will receive severance benefits if we terminate the participant’s employment with us without “cause” or the participant resigns his or her employment for “good reason” within three months prior to, or within 12 months following, a “change in control” of SI-BONE (as such terms are defined in the Severance Plan). In addition, our Executive Chairperson, Jeffrey Dunn, will receive benefits under the Severance Plan if the closing of a “change in control” occurs and he agrees to provide transition services to us on a full-time basis for up to six months following the “change in control.” Participants in the Severance Plan are those employees that have been designated as participants by the Board of Directors or Compensation Committee as participants in the Severance Plan and who have signed a Participation Agreement. All of our executive officers have been designated as participants in the Severance Plan.
Severance payments to executive officers in connection with a change in control are as follows: (1) a lump sum cash payment equal to 12 months base salary (24 months in the case of Mr. Dunn), (2) a lump sum cash payment of the then current annual target cash bonus (1.5 times annual target cash bonus in the case of Mr. Dunn), (3) COBRA coverage for 12 months (24 months in the case of Mr. Dunn), (4) full acceleration of vesting of all equity awards, and (5) extension of the post-termination exercise period to two years (or the closing of the change in control if provided in the equity award or change in control agreement). On April 18, 2021, in connection with Ms. Francis becoming Chief Executive Officer, the Board of Directors approved augmenting her severance payments in connection with a change in control to include: a lump sum cash payment equal to 18 months base salary and a lump sum cash payment of 1.5 times the then current annual target cash bonus.

In addition, in the event SI-BONE terminates the employment of an executive officer without cause other than within three months prior to or 12 months following a change in control, the executive officer will receive severance payments as follows: (1) a lump sum cash payment equal to 12 months base salary, and COBRA coverage for 12 months.

To obtain benefits under the Severance Plan the participant must sign and deliver to SI-BONE a release of liability in favor of SI-BONE.
Offer and Severance Arrangement Letters
We have offer and severance arrangement letters with each of our executive officers. The offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary, eligibility for employee benefits and confirmation of the terms of previously issued equity grants, including in some cases severance benefits on a qualifying termination of employment. In addition, each of our executive officers has executed our standard proprietary information and inventions agreement. The key terms of employment with our Named Executive Officers for 2019 and 2020 are described below. See “Executive Compensation—Outstanding Equity Awards as of December 31, 2020” for information on outstanding options as of December 31, 2020 for our Named Executive Officers.
Jeffrey W. Dunn
In December 2009, we entered into an offer letter with Jeffrey W. Dunn, our Executive Chairperson and former President and Chief Executive Officer, under which, among other things, if he is subject to an “involuntary termination,” then we will continue to pay his base salary and reimburse his COBRA premiums for up to 12 months. Mr. Dunn is also a participant in the Severance Plan as described above.
In January 2021, we entered into amendment of Mr. Dunn’s offer letter and severance plan, pursuant to which upon the transition effective on the earlier of either the hiring of a new Chief Financial Officer or May 1, 2021, (a) Mr. Dunn will become Executive Chairperson and his time commitment to us will be reduced to 50% of his full working time prior to the transition; (b) Mr. Dunn will serve in the capacity of Executive Chairperson until the earlier of the date on which the Board determines that he shall no longer serve in such capacity and May 1, 2023, at which point his employment with us will end and Mr. Dunn will transition to our non-Executive Chairperson; (c) Mr. Dunn’s base salary will be $309,000 per year, which is fifty percent (50%) of his base salary immediately preceding the transition, and his target annual bonus will be 100% of base salary, and (d) 50% of the unvested portion of the equity award granted to Mr. Dunn on January 5, 2021 will be forfeited.

Laura A. Francis
In March 2016, we entered into a severance letter agreement with Ms. Francis. This agreement provides that in the event we terminate her for any reason other than for cause (as defined in the letter agreement), we will provide her the following benefits within 60 calendar days of her termination date:
•A lump sum payment equal to three months of her then-current base salary; and
•A lump sum payment in the amount of $5,700.
This agreement further provides that in the event we terminate Ms. Francis for any reason other than for cause or if she resigns for good reason (as defined in the letter agreement) within three months prior to or 12 months following the consummation of a change in control (as defined in the letter agreement), we will provide her the following benefits within 60 calendar days of her termination date:
•A lump sum payment equal to six months of her then-current base salary;
•A lump sum payment in the amount of $11,300;
•Accelerated vesting of any unvested option shares such that 100% of the unvested option shares shall vest as of her termination date; and
•A lump sum equal to her target annual bonus, prorated for partial months of service prior to her termination date.
These severance benefits are contingent on Ms. Francis returning all of our property, continued adherence to the terms and condition of the proprietary information and inventions agreement between us and Ms. Francis, resigning from our Board, if applicable, and executing and not revoking a release of claims. The severance letter agreement for Ms. Francis supersedes the acceleration provisions set forth in her offer letter. Ms. Francis is also a participant in the Severance Plan as described above, and her severance benefits in connection with a change of control set forth in her severance letter agreement and superseded by the Severance Plan.
Anthony J. Recupero
In June 2016, we entered into an offer letter with Anthony J. Recupero, our Chief Commercial Officer. Mr. Recupero’s offer letter provides that in the event we terminate him for any reason other than for cause (as defined in the letter agreement), we will provide him with the following benefits within 60 calendar days of his termination date:
•A lump sum payment equal to three months of his then-current base salary; and
•A lump sum payment in the amount of $4,000.
Mr. Recupero’s offer letter further provides that in the event we terminate him for any reason other than for cause or if he resigns for good reason (as defined in the letter agreement) either three months prior to or 12 months following the consummation of a change in control (as defined in the letter agreement), we will provide him with the following benefits within 60 calendar days of his termination date:
•A lump sum payment equal to six months of his then-current base salary;
•A lump sum payment in the amount of $8,000;
•Accelerated vesting of any unvested option shares such that 100% of the unvested option shares shall vest as of his termination date; and
•A lump sum equal to his target annual bonus, prorated for partial months of service prior to his termination date.
These severance benefits are contingent on Mr. Recupero returning all of our property, continued adherence to the terms and condition of the proprietary information and inventions agreement between us and Mr. Recupero, resignation from our Board, if applicable, and execution and non-revocation of a release of claims. Mr. Recupero is also a participant in the Severance Plan as described above, and his severance benefits in connection with a change of control set forth in his offer letter agreement and superseded by the Severance Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options and awards (a)	Weighted-average exercise price of outstanding stock options and awards (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by stockholders(1)	3,571,252	$ 5.75(2)	3,549,432	(3)(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	3,571,252		3,549,432

(1)     The equity compensation plans approved by security holders are described in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(2)     The weighted-average exercise price includes 1,165,295 shares issuable upon vesting of outstanding awards of restricted stock units, which have no exercise price. Excluding these awards of restricted stock units, the weighted-average exercise price would be $8.54.
(3)     Includes 2,843,814 and 705,618 shares of common stock available for issuance under the 2018 Equity Incentive Plan, or the 2018 Plan, and the 2018 Employee Stock Purchase Plan, or the ESPP, respectively, as of December 31, 2020. The shares issuable pursuant to our ESPP are not included in the number of shares to be issued pursuant to rights outstanding and the weighted-average exercise price of such rights as of December 31, 2020, as those numbers are not known.
(4) The reserve for shares available under the 2018 Plan automatically increases on January 1st each year, through and including January 1, 2028, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. The reserve for shares available under the ESPP automatically increases on January 1st of each year through and including January 1, 2028, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on such December 31, (ii) 555,000 shares of common stock, or (iii) a number of shares as determined by the Board prior to the beginning of each year.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS
The following table shows for the fiscal year ended December 31, 2020, certain information with respect to the compensation of all non-employee directors of SI-BONE:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Timothy E. Davis, Jr.	$94,375	$152,276	$246,651
Mark J. Foley	38,030	152,276	190,306
John G. Freund, M.D.	36,250	152,276	188,526
Jeryl L. Hilleman	44,767	152,276	197,043
Gregory K. Hinckley	43,167	152,276	195,443
Karen A. Licitra	37,500	152,276	189,776
Keith C. Valentine	42,500	152,276	194,776

(1) Represents the aggregate grant date fair value of restricted stock unit awards (“RSUs”) granted to the non-employee director, computed in accordance with FASB ASC Topic 718. The fair value of the RSU grant is based on the market price of our common stock on the date of grant. See Note 2 to our financial statements in our Annual Report on Form 10-K, filed with the SEC on March 10, 2021. Only one RSU was granted to each non-employee director during 2020. No stock options were granted to our non-employee directors during 2020.

The table below lists the aggregate number of shares subject to outstanding stock options held by each of our non-employee directors as of December 31, 2020.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2020	Number of Shares Subject to Outstanding RSUs as of December 31, 2020
Timothy E. Davis, Jr.	71,138	8,797
Mark J. Foley	26,236	8,797
John G. Freund, M.D.	37,963	8,797
Jeryl L. Hilleman	26,236	8,797
Gregory K. Hinckley	24,996	8,797
Karen A. Licitra	59,371	8,797
Keith C. Valentine	37,963	8,797

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive cash compensation for service on our Board and committees of our Board.
Under our non-employee director compensation policy in 2020, each non-employee director received an annual cash retainer of $40,000 for serving on our Board. In June 2020, our Board amended the policy to, among other things, eliminate the annual cash retainer and in lieu thereof increased the annual equity compensation as discussed below.

The chairperson and members of the three committees of our Board are entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$9,000
Compensation Committee	15,000	6,000
Nominating and Corporate Governance Committee	10,000	5,000
Lead Independent Director	27,500	—
All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.
Each new non-employee director who joined our Board prior to the June 2020 revision to the policy received an option to purchase 26,236 shares of our common stock under the 2018 Plan. Effective with June 2020 revision to the policy, each new non-employee director who joins our Board will receive a restricted stock unit award with a value of $200,000. The shares subject to these equity awards will vest ratably over 36 months, subject to the non-employee director’s continuous service with us on each applicable vesting date.
Prior to the June 2020 revision to the policy, on the date of each annual meeting of our stockholders, each continuing non-employee director was to receive an option to purchase 15,741 shares of our common stock under the 2018 Plan, vesting on a monthly basis over 12 months commencing on the grant date, subject to the non-employee director’s continuous service with us on each applicable vesting date. Effective with June 2020 revision to the policy, each non-employee director may receive a restricted stock unit award with a value of $120,000, vesting approximately one year from the grant date, subject to the non-employee director’s continuous service with us on each applicable vesting date.
In addition to the equity grants discussed above, to replace the annual cash retainer that previously existed under the policy and has been eliminated effective with the December 2020 revision to the policy, each non-employee director may receive a restricted stock unit award with a value of $40,000 vesting approximately one year from the grant date, subject to the non-employee director’s continuous service with us on each applicable vesting date.

In the event of a change of control (as defined in the 2018 Plan), any unvested shares subject to these equity awards will fully vest and, in the case of stock options become exercisable, immediately prior to the effective date of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.

The exercise price per share of each stock option granted under the non-employee director compensation policy was the closing price of our common stock as reported by the Nasdaq Global Market on the date of grant. Each stock option has a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
Our Audit Committee has the primary responsibility for the review, approval, and oversight of any “related party transaction,” which is any transaction, arrangement, or relationship (or series of similar transactions, arrangements, or relationships) in which we are, were, or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had, or will have a direct or indirect material interest.
We have adopted a written related party transaction policy under which our management is required to submit any related person transaction not previously approved or ratified by our Audit Committee to our Audit Committee. In approving or rejecting the proposed transactions, our Audit Committee will take into account all of the relevant facts and circumstances available. Our Audit Committee will approve only those transactions that, as determined by our Audit Committee, are in, or are not inconsistent with, our best interests and the best interests of our stockholders.
CERTAIN RELATED PERSON TRANSACTIONS
The following is a description of transactions since January 1, 2019, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters, or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements discussed above.
Joint Development Agreement with SeaSpine Orthopedics Corporation
In February 2020, we entered into a joint development agreement (the “Development Agreement”) with SeaSpine Orthopedics Corporation (“SeaSpine”) to develop a next generation device for sacropelvic fixation. Mr. Valentine, who serves as the President, Chief Executive Officer and a member of the board of directors of SeaSpine, also serves as a member of our Board of Directors. Pursuant to the development plan, SeaSpine shall use reasonable efforts to assist in the development of the potential product offering, including licensing certain existing intellectual property to be incorporated into the product. Under the terms of the Development Agreement, we agreed to make monthly payments of approximately $10,000 to SeaSpine to reimburse for full time resources employed by SeaSpine conducting the development activities during the period in which such development activities occurred. Certain intellectual property developed pursuant to the project plan will be owned by us, certain intellectual property developed pursuant to the project plan will be owned by SeaSpine, and other intellectual property developed pursuant to the project plan will be jointly owned by SeaSpine and us. We also agreed to provide SeaSpine a royalty-free, worldwide, perpetual, non-exclusive license of certain intellectual property incorporated into the product to be developed. We also agreed to pay SeaSpine a product royalty, in an amount specified in the Development Agreement, for each resulting product sold for a period of 10 years beginning on the initial market launch. The term of the Development Agreement shall continue until the expiration of all royalty terms, unless earlier terminated by either parties, in situations defined in the Development Agreement.
2020 Public Offering
In January 2020, we issued and sold shares of common stock in an underwritten public offering (the “First 2020 Public Offering”). Each of Skyline Venture Partners V., L.P., (“Skyline”), Montreux IV, L.P. (“Montreux”) and Arboretum Ventures IV, L.P. (“Arboretum,” and collectively with Skyline and Montreux, the “Selling Shareholders”) sold shares in the offering. Each of the Selling Shareholders held more than 5% of our capital stock at the time of the First 2020 Public Offering, and Dr. Freund is a managing partner of Skyline Ventures, an affiliate of Skyline. In connection with the First 2020 Public Offering, we, the representatives of the underwriters, and the Selling Shareholders entered into an underwriting agreement pursuant to which Skyline, Montreux and Arboretum sold 1,000,000, 649,947 and 160,000 shares, respectively, for approximately $21,500,000, $13,973,860 and $3,440,000, respectively, before underwriting discounts and commissions.
In October 2020, we issued and sold shares of common stock in an underwritten public offering (the “Second 2020 Public Offering”) in which Skyline sold 190,053 shares for approximately $4,181,166, before underwriting discounts and commissions. Skyline held more than 5% of our capital stock at the time of the Second 2020 Public Offering, and Dr. Freund is a managing partner of Skyline Ventures, an affiliate of Skyline.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires SI-BONE’s directors and executive officers, and persons who own more than ten percent of a registered class of SI-BONE’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of SI-BONE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish SI-BONE with copies of all Section 16(a) forms they file.
To SI-BONE’s knowledge, based solely on a review of the copies of such reports furnished to SI-BONE and written representations that no other reports were required, during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that one Form 4 reporting one transaction by Skyline Venture Partners V, L.P., a ten percent stockholder at the time, its general partner, Skyline Venture Management V, LLC, and John Freund, an SI-BONE director, was filed late.
INDEMNIFICATION AGREEMENTS
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by our Board.
We have and intend to enter into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or employee.
HOUSEHOLDING AND PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are SI-BONE, Inc. stockholders will be “householding” SI-BONE’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or SI-BONE, Inc. Direct your written request to SI-BONE, Inc, Attn: Michael A. Pisetsky, Chief Legal Officer, 471 El Camino Real, Suite 101, Santa Clara, California 95050. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote, to the extent permitted under Rule 14a-4(c)(1) under the Exchange Act, on such matters in accordance with their best judgment.
By Order of the Board of Directors

/s/ Michael A. Pisetsky
Michael A. Pisetsky
Secretary and Chief Legal Officer

April 26, 2021
A copy of SI-BONE, Inc.’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Corporate Secretary, SI-BONE, Inc, 471 El Camino Real, Suite 101, Santa Clara, California 95050.

D51580-P50484

SI-BONE, INC.
Annual Meeting of Stockholders
June 10, 2021 8:00 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Laura A. Francis and Anshul Maheshwari, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of SI-BONE, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of SI-BONE, Inc. to be held virtually via live webcast at www.virtualshareholdermeeting.com/SIBN2021, on Thursday, June 10, 2021, at 8:00 a.m., Pacific Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D51579-P50484

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SI-BONE, INC.

The Board of Directors recommends you vote FOR each of the nominees and FOR Proposal 2.

1. Election of Directors

Nominees:	**For**	**Withheld**
1a. Helen Loh	☐	☐
1b. Mika Nishimura	☐	☐
1c. Keith C. Valentine	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date